PRESS RELEASE
For Immediate Release
Consolidated-Tomoka Land Co.

Date:	January 17, 2012
Contact:	Bruce W. Teeters, Sr. Vice President
Phone:	(386) 274-2202
Facsimile:	(386) 274-1223

Consolidated Tomoka Announces Retirement of Two Directors

DAYTONA BEACH, FLORIDA - Consolidated-Tomoka Land Co. (NYSE Amex: CTO) announced today that  William  J. Voges and Gerald L. DeGood announced their intentions not to stand for reelection to the Board of Directors at the end of their terms at the annual meeting of shareholders to be held in April 2012. Jeffry B. Fuqua, Chairman of the Board, stated, “Mr. Voges and Mr. DeGood have both provided leadership and have made significant contributions to the Company. The Board recently determined that it intends to reduce the size of the Board to seven by 2014 to bring the Company’s Board size to a more appropriate level.  With Mr. Voges’ and Mr. DeGood’s decision not to stand for re-election, the number of directors will be reduced to nine following the upcoming annual meeting. This will greatly assist the Board in moving forward to achieve its goal of seven Board seats by 2014. The Board and the staff of the Company wish both Mr. Voges and Mr. DeGood the very best.”
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns over 11,000 acres in the Daytona Beach area and a portfolio of income properties in the Southeastern portion of the United States.  Visit our website at www.ctlc.com.

“SAFE HARBOR”

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

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